Exhibit 10.3

PANERA BREAD COMPANY

2015 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

AGREEMENT (the “Agreement”) made as of the [Grant Date] (the “Grant Date”), between Panera Bread Company (the “Company”), a Delaware corporation having a principal place of business in St. Louis, Missouri, and [Participant Name] (the “Participant”).

WHEREAS, pursuant to the 2015 Stock Incentive Plan (the “Plan”), the Company desires to grant to the Participant shares of its Class A Common Stock, $.0001 par value per share (“Common Stock”), subject to certain restrictions set forth in this Agreement, under and for the purposes set forth in the Plan; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF RESTRICTED SHARES; LEGEND.

The Company hereby grants to the Participant an aggregate of [Number of Shares Granted] shares of Common Stock, subject to adjustment, as provided in Section 4 hereof (the “Restricted Shares”), and on the terms and conditions and subject to all the limitations set forth herein; provided, however, that the Restricted Shares are nontransferable and may not be sold, assigned, pledged or otherwise encumbered or disposed of by the Participant, and are subject to a risk of forfeiture to the Company, during the Restricted Periods commencing on the date of this Agreement and ending on the dates set forth in Section 2 hereof. Prior to the time shares become transferable and nonforfeitable (“Vested”), the certificate evidencing such Restricted Shares, or if issued in electronic form or book-entry credit, such electronic form or credit, shall bear a legend indicating their nontransferability and forfeitability, and shall be held by the Company, together with a stock power endorsed in blank by the Participant.

2.	RESTRICTED PERIODS AND VESTING.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Restricted Shares granted hereby shall become Vested, rounded to the nearest whole share, as follows:

[Insert vesting schedule]

If the Participant ceases to provide Services (as defined below) for any reason other than the death or Disability (as defined below) of the Participant, any Restricted Shares which are not

Vested on the date of the Participant’s termination of Services, as well as any Unvested Dividends with respect to such Restricted Shares, shall be forfeited to the Company. For purposes of this Agreement: “Disability” shall mean permanent and total disability, as defined in Section 22(e)(3) of the Code, “Services” shall mean the provision of services as an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive grants under the Plan, and “Cause” shall include (and is not limited to) dishonesty with respect to the Company or any affiliate of the Company, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, or conduct substantially prejudicial to the business of the Company or any affiliate of the Company or any other circumstance which would constitute or be deemed “cause” pursuant to any other agreement entered into between the Participant and the Company or an affiliate of the Company, as determined by the Board of Directors or any officer designated by it, in its, his or her sole discretion. The determination of the Board of Directors or such designated officer as to the existence of Cause will be conclusive on the Participant and the Company.

In the event of the death or Disability of the Participant while providing Services, a pro rata portion of any additional Restricted Shares as would have become Vested had the Participant not died or sustained a Disability prior to the end of the vesting accrual period which next ends following the date of death or Disability shall become Vested, rounded to the nearest whole share. The proration shall be based upon the number of days during the vesting accrual period prior to the date of death or Disability. Any remaining Restricted Shares which have not become Vested on the date of the Participant’s death or Disability, as well as any Unvested Dividends with respect to such Restricted Shares, shall be forfeited to the Company.

In the event the Participant’s Services are terminated by the Company or an affiliate of the Company for Cause, the Company shall be entitled, to the extent permitted by law, to recover from the Participant any and all Restricted Shares which previously became Vested.

As soon as practicable following the date that any Restricted Shares become Vested under this Section 2, the Company shall deliver to the Participant or, in the event of the Participant’s death, the Participant’s Designated Beneficiary a certificate for such shares and the related stock power held by the Company pursuant to Section 1 hereof, or release the restrictions placed on the shares, if issued in electronic form or book-entry credit.

3.	CAPITAL CHANGES, CHANGE IN CONTROL AND OTHER ADJUSTMENTS.

The Plan contains provisions covering the discretion of the committee of the board of directors and/or plan administrator to which certain responsibilities have been delegated with regard to the treatment of Restricted Stock, as defined in such Plan (which includes the Restricted Shares), in certain transactions affecting the Common Stock. Provisions in the Plan for adjustment with respect to Restricted Stock and the related provisions apply to the Restricted Shares and are incorporated in this Agreement by reference.

4.	TAXES.

The Participant acknowledges that upon the date any Restricted Shares granted hereby become Vested (or, in the event that the Participant makes an election under Section 83(b) of the Code, upon the date of this Agreement with respect to all Restricted Shares) the Participant will be deemed to have taxable income measured by the then Fair Market Value of such Restricted Shares and any Unvested Dividends with respect to such Restricted Shares. The Participant acknowledges that any income or other taxes due from him or her with respect to such Restricted Shares and any Unvested Dividends with respect to such Restricted Shares shall be the Participant’s responsibility.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration or Unvested Dividends with respect to the Restricted Shares, in kind from the Restricted Shares and other Restricted Stock otherwise granted to the Participant. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

5.    NO OBLIGATION TO MAINTAIN RELATIONSHIP; ACKNOWLEDGMENT.

The Company is not by this Agreement or the Plan granting the Participant any right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under this Agreement or the Plan.

6.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows, or to such other address or addresses of which notice in the same manner has previously been given:

If to the Company:

Panera Bread Company
3630 South Geyer Road, Suite 100
St. Louis, MO 63127
ATTN: Director, Compensation Facsimile: (314) 909-3320

If to the Participant, notice shall be addressed to the Participant at the home address that the Participant most recently communicated to the Company in writing (in electronic form or otherwise).

Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

7.	GOVERNING LAW.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

8.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9.	ENTIRE AGREEMENT.

This Agreement, and the grant made hereby, is subject to the terms and conditions of the Plan which is incorporated herein by reference. This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

10.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

11.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.    ACKNOWLEDGMENTS

By executing this Agreement, the Participant acknowledges (a) he or she has been provided access to a copy of the Plan, and that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive, (b) his or her obligations under the Confidentiality and Proprietary Information and Non-Competition Agreement with Panera, LLC and any other confidentiality and non-competition agreement with Panera, LLC or the Company and (c) that in accepting the Restricted Shares, the Participant agrees to be bound by any clawback policy that the Company may adopt in the future.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

PANERA BREAD COMPANY

By:
Ronald M. Shaich
Chairman, Chief Executive Officer

PARTICPANT

[Participant Name]